Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports $2.3 Million in Second Quarter EXPAREL® Revenue and Full Second Quarter 2012 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., August 9, 2012 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced consolidated financial results for the quarter ended June 30, 2012 and provided updates on the commercial launch of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States.

“With our first quarter of EXPAREL sales behind us, we are extremely pleased with the launch trajectory and where we are today,” said Dave Stack, president and chief executive officer of Pacira. “Based on our sales numbers, initial feedback from the physician community and what we believe to be the market potential for EXPAREL, we feel we have only scratched the surface and look forward to updating you on our commercial success as we expand our market share and explore additional therapeutic indications for EXPAREL.”

Recent Highlights and Upcoming Events:

•                  EXPAREL Commercialization: In the second quarter ended June 30, 2012, EXPAREL sales totaled $2.3 million.  As of August 3, 2012, 428 accounts had ordered EXPAREL compared to 164 accounts as of May 8, 2012. Among the accounts that have placed an initial order of EXPAREL, 49 percent of the total accounts have now reordered and 55 percent of hospital accounts have reordered.

•                  Exploring Additional Indications for EXPAREL: Based on a recent meeting with the U.S. Food and Drug Administration, Pacira currently expects to launch a Phase 2/3 clinical program in the second half of 2012 to study the safety and efficacy of EXPAREL for a nerve block indication. Bupivacaine is a standard of care in many nerve block procedures, creating what Pacira believes to be a potential customer base already familiar with the drug and injection techniques.

•                  Investor Meetings: Pacira management will present at the Wedbush PacGrow 2012 Life Sciences Management Access Conference on Tuesday August 14, 2012 at 8:35 am ET in New York City. Pacira is also planning its first corporate investor event in mid-October, 2012. Attendance will be by invitation only; however, the presentation will be made available via live webcast.

Second Quarter 2012 Financial Results

•                  Total revenues for the quarter ended June 30, 2012 were $12.3 million compared with $3.6 million for the quarter ended June 30, 2011. Revenues in the second quarter included $2.3 million of net product sales of EXPAREL, which was launched in April 2012, and represents the sale of product shipped directly to end-users, including hospitals and ambulatory surgery centers. Net product sales of DepoCyt(e) in the second quarter increased $1.2 million year over year due to a higher number of lots sold to commercial partners. Collaborative licensing and development revenue in the second quarter of 2012 increased $5.3 million versus the second quarter of 2011 primarily due to the recognition of revenue in connection with the termination by EKR Therapeutics, Inc. of the licensing, distribution and marketing agreement for DepoDur.

•                  Net loss for the quarter ended June 30, 2012 was $8.3 million, or $0.27 per share (based on 31.0 million weighted average shares outstanding) compared to $8.8 million for the quarter ended June 30, 2011.  As of June 30, 2012, the Company had 32.4 million shares outstanding.

•                  Total operating expenses for the quarter ended June 30, 2012 were $19.0 million compared with $12.2 million for the quarter ended June 30, 2011. The increase was primarily driven by the commercialization efforts for EXPAREL and manufacturing costs in operating two cGMP facilities.

•                  Pacira ended the second quarter of 2012 with cash and cash equivalents, restricted cash and short-term investments of $86.1 million. In April 2012, the Company received approximately $63 million in net cash proceeds from a secondary common stock offering. Also in April 2012, the Company recorded its first commercial sale of EXPAREL, triggering a $10.0 million contingent payment obligation to SkyePharma Holding, Inc.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the Company’s financial results and recent and upcoming developments on Thursday, August 9, 2012, at 9 a.m. ET. The call can be accessed by dialing 1-866-770-7120 (domestic) or 1-617-213-8065 (international) five minutes prior to the start of the call and providing the passcode 32008208. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 95762478. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other approved products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL® (bupivacaine liposome injectable suspension) is indicated for administration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater than or equal to 10 percent) following EXPAREL administration were nausea, constipation and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans to manufacture and commercialize EXPAREL and the success of our commercialization of EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Dan Budwick, (973) 271-6085

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Net product sales	$4,981	$1,469	$5,427	$3,185
Collaborative licensing and development revenue	6,600	1,283	13,090	2,493
Royalty revenue	763	884	1,631	1,822
Total revenues	12,344	3,636	20,148	7,500
Operating expenses:
Cost of revenues	6,685	3,115	13,180	6,781
Research and development	1,872	4,586	3,166	8,382
Selling, general and administrative	10,413	4,466	21,565	7,988
Total operating expenses	18,970	12,167	37,911	23,151
Loss from operations	(6,626)	(8,531)	(17,763)	(15,651)
Other (expense) income:
Interest income	68	37	131	65
Interest expense	(494)	(676)	(1,008)	(3,157)
Loss on early extinguishment of debt	(1,062)	—	(1,062)	—
Royalty interest obligation	(143)	429	(425)	118
Other, net	(39)	(22)	(63)	88
Total other expense, net	(1,670)	(232)	(2,427)	(2,886)
Net loss	$(8,296)	$(8,763)	$(20,190)	$(18,537)

Basic and diluted net loss per common share	$(0.27)	$(0.51)	$(0.72)	$(1.36)
Weighted average common shares outstanding - basic and diluted	30,953,635	17,233,146	28,160,471	13,623,668

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents, restricted cash and short-term investments	$86,132	$77,452
Other current assets	13,944	5,197
Fixed assets, net	29,966	25,103
Intangibles and other assets, net	12,811	5,738
Total assets	$142,853	$113,490

Liabilities and stockholders’ equity
Current liabilities	$15,236	$31,911
Long-term debt and royalty interest obligation	25,940	20,074
Other long-term liabilities	7,172	13,236
Stockholders’ equity	94,505	48,269
Total liabilities and stockholders’ equity	$142,853	$113,490